Free Writing Prospectus

Dated July 12, 2022

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-03

$1.4 billion CarMax Auto Owner Trust (CARMX 2022-3) Prime auto loan

Joint-leads : RBC (str), JPM, MUFG, SMBC

D&I Co-managers: AmeriVet, Loop Capital

Co-managers : Scotia, TD, Truist

Total Offered

CLS	AMT($MM)	AMT($MM)	WAL	S/F	P-WIN	E-FNL	L-FNL	BENCH#	LAUNCH	YIELD%	CPN%	PRICE
==============================================================================================================
A-1	247.90	247.528	0.27	A-1+/F1+	1-6	01/23	07/23	I-CRV	+46	2.663	2.663	100.00000
A-2A	394.26	393.668	1.12	AAA/AAA	6-22	05/24	09/25	I-CRV	+87	3.841	3.81	99.99939
A-2B	100.00	99.850	1.12	AAA/AAA	6-22	05/24	09/25	SOFR30A	+77			100.00000
A-3	445.57	444.901	2.56	AAA/AAA	22-42	01/26	04/27	I-CRV	+95	4.004	3.97	99.99764
A-4	107.09	106.929	3.72	AAA/AAA	42-47	06/26	02/28	I-CRV	+105	4.095	4.06	99.99837
B	35.54	35.486	3.90	AA/AA	47-47	06/26	02/28	I-CRV	+170	4.740	4.69	99.98637
C	35.54	35.486	3.90	A/A	47-47	06/26	02/28	I-CRV	+200	5.040	4.98	99.97222
D	34.10	34.048	3.90	BBB/BBB	47-47	06/26	01/29	I-CRV	+325	6.290	6.20	99.96863
==============================================================================================================

# Bloomberg GC I25; “Interpolate Curves”; “Mid YTM”

- Transaction Details -
Expected Pricing : Priced	Offered Amount : $1,397,896,000
Expected Settlement : 07/20/22	Registration : Public / SEC-registered
First Payment Date : 08/15/22	ERISA Eligible : Yes
Expected Ratings : S&P / Fitch	Pricing Speed : 1.3% ABS to 10% Call
Bloomberg Ticker : CARMX 2022-3 Min Denoms : $5k x $1k
Bloomberg SSAP : “carmx20223”	Bill & Deliver : RBC
RR Compliance : US-Yes; horizontal expected but may contain vertical component
EU-No

- Available Materials -

Preliminary Prospectus, FWP and Intex CDI (attached)

Deal Roadshow : https://dealroadshow.com ; password “CARMX223”

direct link : https://dealroadshow.com/e/CARMX223

Intexnet dealname : “rbccarx2203_small_pool”; password “J6K7”

“rbccarx2203_large_pool”; password “J3UV”

---------CUSIPS------------

A-1 14318M AA7

A-2A 14318M AB5

A-2B 14318M AC3

A-3 14318M AD1

A-4 14318M AE9

B 14318M AF6

C 14318M AG4

D 14318M AH2

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.